Columbia Global Equity Fund
Columbia Contrarian Income Fund


77E Legal Proceedings
Recently, the Fund has been named as a nominal defendant in several derivative actions under Sections 34(b), 36(b) and 48(a) of the Investment Company Act of 1940, as amended, alleging, among other things, that the fees and expenses paid by the Fund are excessive. Cohen v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 2, 2004; Osburn v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 10, 2004; Slicker v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on August 11, 2004; and Simmonds v. FleetBoston Financial Corporation was filed in the U.S. District Court for the District of Massachusetts on September 8, 2004. The Fund and the other defendants to these actions, including Columbia Management Advisors, Inc. ("CMA") and various of its affiliates, certain other mutual funds advised by CMA and its affiliates, and various directors of the Fund and such funds, have denied these allegations and are contesting the plaintiffs' claims.

Additionally, various civil individual, class and derivative actions have been filed in regard to certain market timing allegations. As of August 31, 2004, we have received the following complaints.

(1) George Slaybe et al, Plaintiffs, v. Columbia Management Advisors, Inc., Defendant United States District Court District of Massachusetts
         Case # 04 10534 PBS

(2) David Armetta derivatively on behalf of the Columbia Common Stock Fund, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10555 MLW

(3) Edward I. Segel and Iris Segel derivatively on behalf of Columbia Acorn Fund, Columbia Acorn Trust and the Columbia Funds, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10567MEL

(4) Catherine Dukes, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04-10315-PBS

(5) AB Medical Equipment Corp., Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10355PBS

(6) Karen M. McKenna, Individually and on Behalf of All Others Similarly Situated, Plaintiff, v. Columbia Funds, et al..

         United States District Court
         Southern District of New York
                                                               Case # 04 CV 1576

(7) Lawrence S. Wick, as custodian for Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick, and Ryan S. Wick, Andrew T. Wick, and Hayley L. Wick individually and on behalf of others similarly situated, Plaintiffs, v. FleetBoston Financial Corporation, et al.

         United States District Court
         District of Massachusetts
                                                              Case # 04-10408HEL


(8) Steven B. Ehrlich, Custodian for Cory Ryan Ehrlich UTMA/Florida, Individually and On Behalf of All Others Similarly Situated v. Columbia Funds, et al.

         United States District Court
         District of Massachusetts
         Case # 04 10405 PBS


(9) Harold Beardsley, et al on behalf of Columbia Disciplined Value Fund (the "Columbia Funds") v. FleetBoston Financial Corporation, et al

         United States District Court
         District of Massachusetts
         Case # 04 10978 PBS

77 I Terms of New or Amended Securities
Effective July 1, 2004, Exchanges for Clients of Affiliates of Investment Advisor are no longer available.